                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)



                         Advanced Polymer Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   007546 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [x]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)

------------------------------

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  007546 10 2                 13G/A                   Page 2 of 7 Pages


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

         Johnson & Johnson                                           22-1024240
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------

           5.     SOLE VOTING POWER                           0

NUMBER OF  ---------------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER                0
OWNED BY
EACH       ---------------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER             0
--------------------------------------------------------------------------------

           8.     SHARED DISPOSITIVE POWER                    0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  007546 10 2                 13G/A                   Page 3 of 7 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

         Johnson & Johnson Development Corporation                22-2007137
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------

           5.     SOLE VOTING POWER                           0

NUMBER OF  ---------------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER                0
OWNED BY
EACH       ---------------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER             0
--------------------------------------------------------------------------------

           8.     SHARED DISPOSITIVE POWER                    0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  007546 10 2                 13G/A                   Page 4 of 7 Pages


ITEM 1(a).  NAME OF ISSUER:

            Advanced Polymer Systems, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            123 Saginaw Drive
            Redwood City, CA 94063

ITEM 2(a).  NAME OF PERSON FILING:

            Johnson & Johnson ("J&J")
            Johnson & Johnson Development Corporation ("JJDC")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            One Johnson & Johnson Plaza
            New Brunswick, NJ 08933

ITEM 2(c).  CITIZENSHIP:

            J&J and JJDC are both New Jersey corporations

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.01 par value per share

ITEM 2(e).  CUSIP NUMBER:

            007546 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment company as defined in Section 8 of the Investment Company Act.

      (e)   [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).


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CUSIP No.  007546 10 2                 13G/A                   Page 5 of 7 Pages

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            N/A

ITEM 4.     OWNERSHIP:

      (a)   Amount beneficially owned:                                       0

      (b)   Percent of class:                                                0

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:                  0

            (ii)  Shared power to vote or to direct the vote:                0

            (iii) Sole power to dispose or to direct the disposition of:     0

            (iv)  Shared power to dispose or to direct the disposition of:   0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [x].

            The reporting persons sold 532,400 shares of the class of securities in 1999 which reduced the reporting persons ownership to less than five percent of the class of securities. As of the date hereof, the reporting person is not a beneficial owner of more than five percent of any class of securities of the issuer.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        N/A

CUSIP No.  007546 10 2                 13G/A                   Page 6 of 7 Pages

ITEM 8.     IDENTIFICATION OF MEMBERS OF THE GROUP:

        N/A

ITEM 9.     NOTICE OF DISSOLUTION OF A GROUP:

        N/A

ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No.  007546 10 2                 13G/A                   Page 7 of 7 Pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            JOHNSON & JOHNSON

Dated:      February 14, 2001               By     /s/ Michael H. Ullmann
      ----------------------------              ------------------------------
                                                Name:  Michael H. Ullmann
                                                Title: Secretary



                                            JOHNSON & JOHNSON DEVELOPMENT
                                            CORPORATION

Dated:      February 14, 2001               By      /s/ Eric B. Jung
      ----------------------------              ------------------------------
                                                 Name:  Eric B. Jung
                                                 Title: Secretary